Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 16, 2014

Among

COCA-COLA BOTTLING CO. CONSOLIDATED

as Borrower

THE LENDERS NAMED HEREIN

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC. and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

BRANCH BANKING AND TRUST COMPANY

as Documentation Agent

CITIBANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

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TABLE OF CONTENTS

SCHEDULES

Schedule I	–	Lenders and Commitments
Schedule II	–	Existing Liens Securing Indebtedness, in each case, of $5,000,000 or more
Schedule III	–	Litigation
Schedule IV	–	Subsidiaries
Schedule V	–	Permitted Subsidiary Indebtedness

EXHIBITS

Exhibit A	–	Form of Notice of Borrowing
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Opinion of Special Counsel to the Borrower
Exhibit D	–	Form of Compliance Certificate of Borrower
Exhibit E	–	List of Closing Documents

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 16, 2014 among COCA-COLA BOTTLING CO. CONSOLIDATED, a corporation organized under the laws of Delaware (the “Borrower”), the Lenders from time to time party hereto, BRANCH BANKING AND TRUST COMPANY, as documentation agent, CITIBANK, N.A., a national banking association, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as co-syndication agents, and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of September 21, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the maturity date for the Lenders in respect of the existing revolving credit facility under the Existing Credit Agreement; (iii) re-evidence the obligations under the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Cash Flow” means, with respect to any Person or assets, franchises or businesses acquired by the Borrower or any of its Consolidated Subsidiaries, operating income for any period of determination plus any amounts deducted for depreciation, amortization and operating lease expense in determining operating income during such period (to the extent not included in Consolidated Operating Income for such period), all determined using historical financial statements of such Person, assets, franchises or businesses acquired with appropriate adjustments thereto in order to reflect such operating income, depreciation, amortization and operating lease expense on an actual historical combined pro forma basis as if such Person, assets, franchises or businesses acquired had been owned by the Borrower or one of its Consolidated Subsidiaries during the applicable period. Operating income as used in the preceding sentence will be determined for the acquired Person, assets, franchises or businesses using the same method prescribed for determining Consolidated Operating Income.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Advance” means an advance by a Lender and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other persons performing similar functions of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Rate” means, for any day, with respect to any Base Rate Advance or Eurodollar Rate Advance, or with respect to the Facility Fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Ratings by Moody’s, S&P and Fitch, respectively, applicable on such date:

Level	Ratings S&P/Moody’s/Fitch	Facility Fee	Eurodollar Spread	Base Rate Spread
1	A-/A3/A- or above	0.075%	0.80%	0%
2	BBB+/Baa1/BBB+	0.125%	0.875%	0%
3	BBB/Baa2/BBB	0.15%	0.975%	0%
4	BBB-/Baa3/BBB-	0.175%	1.075%	0.075%
5	BB+/Ba1/BB+ or lower	0.20%	1.30%	0.30%

For purposes of the foregoing:

If the Borrower shall maintain a Rating from only two of Moody’s, S&P and Fitch and there is a one-notch split between the two Ratings, then the Level corresponding to the higher Rating shall apply, but if there is a more than one notch split in the two Ratings, then the Rating that is one notch higher than the lowest Rating shall apply. If the Borrower shall maintain a Rating from all three of Moody’s, S&P and Fitch and there is a difference in such Ratings, (i) if there is a one-notch split between the Ratings, then the Level corresponding to the higher Rating shall apply and (ii) if there is greater than a one-notch split between the Ratings, then the Level shall be based upon one Level higher than the Level corresponding to the lowest of the three Ratings shall apply. If any of Moody’s, S&P or Fitch shall not have in effect a Rating for the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower then outstanding (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a Rating in Level 5. If the Ratings established or deemed to have been established by Moody’s, S&P and Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(c) or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Rate to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) 1/2 of one percent per annum above the Federal Funds Rate in effect on such day; and

(c) the Eurodollar Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Eurodollar Rate for any day shall be based on the LIBOR Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively.

“Base Rate Advance” means, at any time, an Advance which bears interest at rates based upon the Base Rate.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means that:

(a) The Coca-Cola Company and any of its wholly-owned Subsidiaries shall cease to own, beneficially and of record, at least 10% of the outstanding capital stock of the Borrower; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (b) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) The Coca-Cola Company, (ii) other shareholders of the Borrower as of the date hereof and (iii) J. Frank Harrison III, his spouse and the lineal descendants of either of the foregoing (or trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit thereof), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all voting shares of the Borrower; or

(c) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board and (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date as of which the Administrative Agent notifies the Borrower that the conditions precedent set forth in Section 3.01 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Credit Commitment.

“Commitment Termination Date” means the date five years after the date of this Agreement; provided that if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Communications” means all information, documents and other materials that the Borrower is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date and/or any borrowing.

“Compliance Certificate” mean a certificate in substantially the form of Exhibit D.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Cash Flow” means, for any period, Consolidated Operating Income for such period plus (i) any amounts deducted for depreciation, amortization and operating lease expense, plus (ii) any impairment charges or asset write-down or write off related to intangible assets, long-lived assets and property, plant and equipment, solely to the extent that any such charges, write-down or write off described in this clause (ii) are non-cash items, in each case in determining Consolidated Operating Income, plus (iii) any non-cash pension charges related to benefit plan amendments or non-recurring or infrequent transactions, minus (iv) the amount of the sub-bottling fee payments made to The Coca-Cola Company or one of its Subsidiaries in consideration for exclusive distribution rights to the Borrower or one of its Consolidated Subsidiaries during such applicable period.

“Consolidated Cash Flow/Fixed Charges Ratio” means, at any time, the ratio of (i) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Borrower to (ii) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Net Interest Expense for such period, (ii) the amount of obligations of the Borrower and its Consolidated Subsidiaries as lessees, on leases other than Capitalized Leases, accrued during such period and (iii) payments made or required to be made by the Borrower and its Consolidated Subsidiaries during such period under agreements providing for or containing covenants not to compete.

“Consolidated Funded Indebtedness” shall mean, at any time, the aggregate outstanding principal amount of all Funded Indebtedness (other than (i) deferred compensation liabilities of the Borrower and its Consolidated Subsidiaries, (ii) Unfunded Benefit Liabilities of the Borrower and its Consolidated Subsidiaries and (iii) the amount of the sub-bottling fee liabilities to The Coca-Cola Company or one of its Subsidiaries in consideration for exclusive distribution rights to the Borrower or one of its Consolidated Subsidiaries) of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP.

“Consolidated Funded Indebtedness/Cash Flow Ratio” shall mean, at any time, the ratio of (a) the aggregate amount of (i) Consolidated Funded Indebtedness and (ii) 50% of every Contingent Obligation of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP to (b) the aggregate of (i) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Borrower and (ii) Acquisition Cash Flow for such period.

“Consolidated Net Interest Expense” shall mean, for any period, the aggregate net amount of interest payments of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, excluding, however, such amounts as arise from the amortization of capitalized interest, discount and fees reflected as an asset on the Borrower’s books and records on the Closing Date.

“Consolidated Operating Income” shall mean, for any period, the net income of the Borrower and its Consolidated Subsidiaries, before any deduction in respect of interest or taxes, determined and consolidated in accordance with GAAP, excluding, however, extraordinary items in accordance with GAAP (which shall include without limitation, in any event, any income, net of expenses, or loss realized by the Borrower or any Consolidated Subsidiary from any sale of assets outside the ordinary course of business, whether tangible or intangible, including franchise territories and securities).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit, but excluding the endorsement of instruments for deposit or collection in the ordinary course of business.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.10(b).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or Section 2.10(a).

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such

Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dollars” means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means:

(a) a Lender and any Affiliate of such Lender;

(b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(c) a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(d) a commercial bank organized under the laws of any other country which is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; and

(e) a finance company or other financial institution or fund (whether a corporation, partnership or other Person) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000;

provided that no Ineligible Institution may be an Eligible Assignee.

“Environmental Law” means any Federal, state or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, a rate per annum obtained by dividing (i) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Rate” shall be subject to Section 2.09.

“Eurodollar Rate Advance” means, at any time, an Advance which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the maximum reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Representations” means the representations and warranties set forth in Section 4.01(f), Section 4.01(g) and Section 4.01(n).

“Existing Advances” has the meaning set forth in Section 2.01.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Facility Fee” has the meaning set forth in Section 2.04(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fitch” means Fitch Ratings and its successors.

“Fitch Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Fitch.

“Funded Indebtedness” of a Person shall mean (i) all liabilities of such Person of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Indebtedness” herein, including without limitation commercial paper, of any maturity, and (ii) other indebtedness (including the current portion thereof) of such Person which would be classified in whole or part as a long-term liability of such Person in accordance with GAAP, and shall in any event include (i) any Indebtedness having a final maturity more than one year from the date of creation of such Indebtedness and (ii) any Indebtedness, regardless of its term, which is renewable or extendable by such Person (pursuant to the terms thereof or pursuant to a revolving credit or similar agreement or otherwise) to a date more than one year from the date of creation of such Indebtedness or any date of determination of Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the federal government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, and radon gas, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any Environmental Law and any other substance exposure to which is regulated under any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or similar instruments, (v) Capitalized Lease Obligations, (vi) net Rate Hedging Obligations, (vii) Contingent Obligations in respect of Indebtedness, (viii) obligations for which such Person is obligated pursuant to or in respect of a letter of credit and (ix) repurchase obligations or liabilities of such Person with respect to accounts, notes receivable or securities sold by such Person.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months or (if available to the Lenders in the opinion of the Lenders) twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i) any Interest Period that would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date;

(ii) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Citibank, N.A., Wells Fargo Bank, National Association and each other Lender designated by the Borrower as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the

Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.

“LC Cash Collateral Account” means an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a Lender hereunder pursuant to Sections 2.19(a) and 8.06(a), (b) and (c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(b).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by any Issuing Bank pursuant to a Letter of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Letter of Credit Exposure of any Lender at any time shall be its Ratable Share of the total Letter of Credit Exposure at such time.

“Letter of Credit Facility” means, at any time, an amount equal to $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“LIBOR Rate” means the rate per annum described in clause (i) of the definition of “Eurodollar Rate”.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Lien” means any lien, mortgage, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having substantially the same effect as a lien, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.18(d) of this Agreement and any Letter of Credit Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Majority Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposure and unused Commitment of any Lender that is a Defaulting Lender at such time shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or, as the case may be, effect on (i) the business, condition (financial or otherwise), or operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of this Agreement or (iii) the ability of the Borrower to pay and perform its obligations hereunder.

“Material Indebtedness” has the meaning set forth in Section 6.01(d).

“Material Subsidiary” shall mean a Subsidiary which (i) owns, leases or occupies any building, structure or other facility used primarily for the bottling, canning or packaging of soft drinks or soft drink products or warehousing and distributing of such products, other than any such building, structure or other facility or portion thereof, which is not of material importance to the total business conducted by the Borrower and its Subsidiaries as an entirety, (ii) is a party to any contract with respect to the bottling, canning, packaging or distribution of soft drinks or soft drink products, other than any such contract which is not of material importance to the total business conducted by the Borrower and its Subsidiaries as an entirety, and in any event includes each of the Subsidiaries indicated as Material Subsidiaries listed in Schedule IV as of the date hereof, and (iii) any Subsidiary of the Borrower that would qualify as a “significant subsidiary” under Regulation S-X of the Securities and Exchange Commission (or its successor agency).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of a Controlled Group has or had an obligation to contribute.

“Note” has the meaning set forth in Section 2.18.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Taxes” has the meaning set forth in Section 2.15(b).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” has the meaning specified in Section 8.06(e).

“Payment Default” means an event that, with notice or lapse of time or both, would become an Event of Default under Section 6.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) to which Section 4021 of ERISA applies and (i) which is maintained for employees of the Borrower or any member of a Controlled Group or (ii) to which the Borrower or any member of a Controlled Group made, or was required to make, contributions at any time within the preceding five years.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time and (b) such amount; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the Revolving Credit Facility (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Rating” means a Moody’s Rating, a S&P Rating or a Fitch Rating, as applicable.

“Register” has the meaning set forth in Section 8.06(d).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reportable Event” means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder (other than reportable events for which notice has been waived pursuant to PBGC regulations), (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.

“Responsible Officer” means the President, the Chief Accounting Officer, the Treasurer or the Chief Financial Officer of the Borrower.

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced or terminated at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.19.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Advances and its Letter of Credit Exposure at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lender’s Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“S&P Rating” means, at any time, the rating of the long-term senior unsecured, non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by S&P.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means, with respect to any Person, any international economic sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable to such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that, notwithstanding the foregoing, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership, shall be deemed to be a Subsidiary of the Borrower so long as the Borrower owns a greater than 50% economic interest therein.

“Taxes” has the meaning set forth in Section 2.15(a).

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under any other provision of Title IV of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA or (d) the institution by the PBGC of proceedings to terminate such Plan, in each case which could reasonably be expected to have a Material Adverse Effect.

“Type” refers to whether an Advance is a Base Rate Advance or a Eurodollar Rate Advance.

“Unfunded Benefit Liabilities” means the sum of (i) the amount (if any) by which the present value of all vested and unvested accrued benefits under a single employer plan, as defined in Section 4001(a)(15) of ERISA, exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the PBGC actuarial assumptions utilized for purposes of determining the current liability for purposes of such valuation and (ii) the accrued liabilities for benefits under the post-retirement benefit plan of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

(b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) by excluding from Consolidated Cash Flow all non-cash credits or charges resulting from commodity hedging transactions.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and the Borrower so requests, the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

SECTION 1.04. Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 3.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Advances made and obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Advances and obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Advances which remain outstanding on the Closing Date shall be reevidenced as “Advances” under this Agreement as set forth in Section 2.01, (c) all obligations under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as obligations under this Agreement and the other Loan Documents, (e) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Advances hereunder reflects such Lender’s Ratable Share of the outstanding aggregate Revolving Credit Exposures on the Closing Date and (f) the Borrower hereby agrees to compensate, unless otherwise waived by such Lender in its sole discretion, each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Rate Advances (including the “Eurodollar Rate Advances” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 8.04(c) hereof.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit.

(a) Prior to the Closing Date, certain advances were made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding advances being hereinafter referred to as the “Existing Advances”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Closing Date but subject to the reallocation and other transactions described in Section 1.04, the Existing Advances under the Existing Credit Agreement shall be reevidenced as Advances under this Agreement and the terms of the Existing Advances shall be restated in their entirety and shall be evidenced by this Agreement. Each Lender severally (and not jointly) agrees, on and subject to the terms and conditions hereinafter set forth, to make advances to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date in an aggregate amount up to but not exceeding at any one time outstanding the amount set forth under the heading “Revolving Credit

Commitment” opposite such Lender’s name on Schedule I or, if such Lender has entered into an Assignment and Acceptance, set forth for such Lender in the Register (as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.19) and, as to all Lenders, up to but not exceeding at any one time outstanding $350,000,000 (subject to Section 2.19). Each Borrowing and each Conversion or Continuation thereof (i) shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall consist of Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Revolving Credit Commitments, except in each case as otherwise provided in Sections 2.09(e) and (f), as applicable. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

(b) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit denominated in Dollars (each, a “Letter of Credit”) for the account of the Borrower or any of its Subsidiaries from time to time on any Business Day during the period from the Closing Date until thirty (30) days before the Commitment Termination Date. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed the Letter of Credit Facility, (ii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Credit Commitments and (iii) the aggregate face amount of all Letters of Credit issued by any Issuing Bank shall not exceed $20,000,000. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than five (5) Business Days before the Commitment Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(d) and request the issuance of additional Letters of Credit under this Section 2.01(b). The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.04(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

SECTION 2.02. Making the Advances.

(a) (i) Each Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances) or given not later than 12:00 noon (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii) Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.

(iii) Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing.

(iv) Upon the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense (excluding loss of profit) reasonably incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and such Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make an Advance on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to an Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof at or prior to) the earlier of (x) one year after the issuance thereof (provided that any such Letter of Credit may provide for renewal thereof for additional periods (which shall in no event extend past the date in clause (y) hereof)) and (y) five (5) Business Days prior to the Commitment Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, subject to Section 2.19(a)(iv), each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Ratable Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 8.06 or otherwise pursuant to this Agreement.

(d) Drawing and Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 1:00 p.m. (New York City time) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m. (New York City time) on the

Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if the Borrower fails to so reimburse such LC Disbursement by such time, the Borrower shall be deemed to have requested a Base Rate Advance (subject to (i) the terms and conditions of Section 2.01(a) other than the required minimum and multiple amounts set forth therein and (ii) the satisfaction of the conditions set forth in Section 3.02) in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance. If the Borrower fails to make such payment when due (or if the deemed Base Rate Advance described in the immediately foregoing proviso cannot be made for any reason), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Ratable Share of the payment then due from the Borrower, in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Advances as contemplated above) shall not constitute an Advance and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(d) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.07(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the last Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during such month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrowers fail to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.04. Certain Fees.

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender’s Revolving Credit Commitment from the Closing Date (in the case of each Lender) and from the date of the effectiveness of any Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender), in each case until the Commitment Termination Date at a rate per annum equal to the Applicable Rate. The Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date, commencing on the last Business Day of December, 2014.

(b) Letter of Credit Fees. The Borrower agrees pay to the Administrative Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower outstanding from time to time at a rate per annum equal to the Applicable Rate for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing on the last Business Day of December, 2014, and on the Commitment Termination Date, and after the Commitment Termination Date payable upon demand; provided that the Applicable Rate shall increase by 2% per annum upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay Default Interest pursuant to Section 2.07(b). The Borrower further agrees to pay to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as each Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder. Fronting fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date, commencing on the last Business Day of December, 2014.

(c) Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.05. Termination or Reduction of the Commitments.

(a) The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.

(b) The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate, in whole or reduce ratably in part, the unused portions of the Revolving Credit Commitments of the Lenders; provided that the aggregate amount of the Revolving Credit Commitments of the Lenders shall not be reduced to an amount which is less than the sum of the aggregate principal amount of the Advances then outstanding and the Letter of Credit Exposure at such time; and provided further that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Once reduced or terminated, the Revolving Credit Commitments may not be reinstated.

SECTION 2.06. Repayment of Advances; Letter of Credit Reimbursements.

(a) Advances. The Borrower shall repay the unpaid principal amount of each Advance made by each Lender, and each Advance made by each Lender shall mature, on the Commitment Termination Date.

(b) Letter of Credit Reimbursements. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit and any LC Disbursements shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument, respectively.

SECTION 2.07. Interest.

(a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. While such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Rate for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted, on the Commitment Termination Date and on the date of payment in full.

(ii) Eurodollar Rate Advances. While such Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Rate Advance shall be Continued, Converted, on the Commitment Termination Date and on the date of payment in full.

(b) Default Interest. Notwithstanding the foregoing, if any Payment Default shall have occurred and be continuing, the Borrower shall pay interest on:

(i) the unpaid principal amount of each Advance owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.07(a)(i) or (a)(ii) above), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to said Section 2.07(a)(i) or (a)(ii), as applicable; provided that if such Payment Default shall be continuing at the end of any Interest Period for any Eurodollar Rate Advance, such Advance shall forthwith be Converted to a Base Rate Advance bearing interest as aforesaid in this Section 2.07(b)(i); and

(ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i) above.

SECTION 2.08. [Intentionally Omitted].

SECTION 2.09. Interest Rate Determinations; Changes in Rating Systems.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.07.

(b) If the relevant rates do not appear on Reuters Screen LIBOR01, and the Eurodollar Rate cannot be determined on the basis set forth in the second proviso to clause (i) of the definition of “Eurodollar Rate”:

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

(ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(d) If the Borrower shall fail to select the duration of any ensuing Interest Period for any outstanding Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Borrower will automatically be deemed to have selected an Interest Period of one month therefor.

(e) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(f) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall automatically be suspended until such Event of Default shall be cured or waived.

SECTION 2.10. Voluntary Conversion and Continuation of Advances.

(a) Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all or any portion of the outstanding Advances of one Type comprising part of the same Borrowing into Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01(a) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.09 and 2.13, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.01(a) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.11. Prepayments of Advances. The Borrower may, on notice given not later than 12:00 noon (New York City time) on the second Business Day prior to the date of the proposed prepayment of Advances (in the case of Eurodollar Rate Advances) or given not later than 12:00 noon (New York City time) on the Business Day of the proposed prepayment of Advances (in the case of Base Rate Advances), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay, without penalty or premium, the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). The Borrower shall have no right to prepay the Advances except as provided in this Section 2.11 (or as required pursuant to the other provisions of this Agreement).

SECTION 2.12. Increased Costs.

(a) If, due to a Change in Law, there shall be any increase in the cost to any Person of agreeing to make or making, funding or maintaining Advances or any Person shall be subjected to any reserve, special deposit, taxes, duties, levies, imposts, deductions, assessments (including any compulsory loan requirement, insurance charge or other assessment), fees, charges, withholdings, liquidity or similar requirement, and any and all liabilities with respect to the foregoing, (other than Taxes, Other Taxes, and amounts excluded from “Taxes” as defined in Section 2.15(a)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall from time to time, upon demand by such Person (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Person additional amounts sufficient to compensate such Person for such increased cost. A certificate as to the amount of such increased cost, prepared in good faith and submitted to the Borrower and the Administrative Agent by such Person, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend (or Continue or Convert any Advance) hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts, prepared in good faith and submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Rate Advances or to fund or otherwise maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Rate Advance of such Lender shall convert into a Base Rate Advance at the end of the then current Interest Period for such Eurodollar Rate Advance.

SECTION 2.14. Payments and Computations.

(a) The Borrower shall make each payment hereunder without set-off or counterclaim not later than 1:00 p.m. (New York City time) on the day when due in Dollars to the

Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Letter of Credit fees or Facility Fee ratably (other than amounts payable pursuant to Section 2.02(b), 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the Closing Date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such Closing Date directly between themselves.

(b) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Letter of Credit fees and the Facility Fee shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Letter of Credit fees and Facility Fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to fall due in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (ii) any U.S. federal withholding taxes imposed by FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s). If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest (or that such Lender is eligible for the portfolio interest exemption) or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.15(a).

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender may reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent for any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(h) shall be paid within thirty (30) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.16. Set-Off; Sharing of Payments, Etc.

(a) Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note each Lender may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Lender or any branch or agency thereof to or for the credit or account of the Borrower. Each Lender shall promptly provide notice of such set-off to the Borrower, provided that failure by such Lender to provide such notice shall not affect the validity of such set-off and application.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(b), 2.12, 2.15 or 8.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them or make such other adjustments as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Right to Replace a Lender. If (i) the Borrower is required to make any additional payment pursuant to Section 2.12 or 2.15 to any Lender, (ii) any Lender’s obligation to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended pursuant to Section 2.13 or (iii) if in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, the consent of the Majority Lenders is obtained, but the consent of other necessary Lenders is not obtained (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Advances) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all accrued interest, accrued fees and other amounts then owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.12 and 2.15.

SECTION 2.18. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.18 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(d) Any Lender may request that its Advances be evidenced by a promissory note. In such event, the Borrower will promptly prepare, execute and deliver to such Lender a promissory note (a “Note”) payable to the order of such Lender, in a form approved by the Administrative Agent, in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment and otherwise duly completed.

SECTION 2.19. Increase of Revolving Credit Commitments.

(a) The Borrower shall have the right at any time after the Closing Date to request that the aggregate Revolving Credit Commitments hereunder be increased (a “Commitment Increase”) in accordance with the following provisions and subject to the following conditions:

(i) The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least twenty (20) Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Revolving Credit Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $10,000,000, the requested date of increase (the “Requested Increase Date”) and the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment.

(ii) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. In addition, the Borrower may extend offers to one or more Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent, to participate in any portion of the requested Commitment Increase; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any such Eligible Assignee that agrees to acquire a Revolving Credit Commitment pursuant hereto is herein called an “Additional Lender”.

(iii) Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) Schedule I shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Revolving Credit Commitment of each Increasing Lender shall be increased by an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount the amount by which such Lender is willing to increase its Revolving Credit Commitment), and (z) each Additional Lender shall enter into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Revolving Credit Commitment in an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount the amount by which such Lender is willing to participate in the requested Commitment Increase), and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement. Each Additional Lender may request a Note in accordance with Section 2.18(d).

(iv) If on the Requested Increase Date there are any Advances outstanding hereunder, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 8.04(c)) prepay Advances of all or certain of the Lenders such that, after giving effect thereto, the Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Revolving Credit Commitments. On and after each Increase Date, the Ratable Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

(v) The Borrower may not exercise its rights under this Section 2.19 more than once in each successive annual period commencing on the Closing Date.

(b) Anything in this Section 2.19 to the contrary notwithstanding, no increase in the aggregate Revolving Credit Commitments hereunder pursuant to this Section shall be effective unless:

(i) as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and after giving effect to such increase, (x) no Default or Event of Default shall have occurred and be continuing and (y) the representations and warranties of the Borrower in Article 4 (subject to updating in the case of Section 4.01(n)) shall be true and correct in all material respects as if made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) the Administrative Agent shall have received on or before the relevant Requested Increase Date: (A) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase and (B) an opinion of counsel for the Borrower reasonably satisfactory to the Administrative Agent.

(iii) on and as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and after giving effect to such increase, the Moody’s Rating and the S&P Rating shall be at least equal to Baa3 and BBB- respectively;

(iv) the Borrower shall not previously have reduced the Revolving Credit Commitments under Section 2.05; and

(v) after giving effect to any such increase the aggregate amount of the Revolving Credit Commitments shall not exceed $450,000,000.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that, except as otherwise provided in Section 8.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the relevant Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Letter of Credit Exposure) and letter of credit fees payable under Section 2.04(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the relevant Issuing Bank until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Ratable Share.

ARTICLE 3

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Borrowing. This Agreement and the obligation of each Lender to make an Advance on the occasion of the initial Borrowing and the obligations of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received executed counterparts of this Agreement by each of the parties hereto and each of the following, each (unless otherwise specified below) dated the Closing Date, in form and substance satisfactory to the Administrative Agent and (except for the items in clauses (a), (b) and (c)) in sufficient copies for each Lender:

(a) Certified copies of (x) the certificate of incorporation and by-laws of the Borrower, (y) the resolutions of the Board of Directors of the Borrower authorizing the making and performance by the Borrower of this Agreement and the transactions contemplated hereby, and (z) documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(c) A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the Closing Date as to the good standing of and certificate of incorporation filed by the Borrower.

(d) A favorable opinion of Moore & Van Allen, PLLC, special counsel to the Borrower, substantially in the form of Exhibit C hereto.

(e) A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

(f) Notes, payable to the order of the respective Lenders that have requested the same prior to the Closing Date, duly completed and executed.

(g) Such other documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent may reasonably request and as further described in the list of closing documents attached as Exhibit E.

Furthermore, the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including without limitation the initial Borrowing) and the obligation of each Issuing Bank to issue, amend, renew or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing (or issuance, amendment, renewal or extension of a Letter of Credit, as applicable) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (excluding, in the case of any Borrowing or Letter of Credit after the initial Borrowing or Letter of Credit, respectively, the Excluded Representations) are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) No Default or Event of Default has occurred and is continuing, or would result from such Borrowing (or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable) or from the application of the proceeds thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower and each of its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect and (iii) has all requisite power and authority to own or lease and operate its Property and to carry on its business as now conducted and as proposed to be conducted.

(b) The making and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not violate (i) any provision of the Borrower’s certificate of incorporation or by-laws, (ii) any agreement, indenture or other contractual restriction binding on the Borrower, (iii) any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Exchange Act and the regulations thereunder, and Regulations T, U or X), or (iv) any order, writ, judgment, injunction, decree, determination or award binding on the Borrower. The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (other than those which have been obtained) for the making and performance by the Borrower of this Agreement or for the legality, validity, binding effect or enforceability thereof.

(d) This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(e) (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 29, 2013, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of such date, and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the fiscal year then ended.

(ii) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP for the periods involved.

(iii) of the date hereof, neither the Borrower nor any of its Consolidated Subsidiaries has any material Contingent Obligation or liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected herein or in the schedules and exhibits hereto or in the foregoing financial statements or in the notes thereto.

(f) Since December 29, 2013, no Material Adverse Change has occurred.

(g) Except as disclosed in Schedule III, no litigation, investigation or proceeding of or before any court or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Material Subsidiaries or against any of its or their respective Property or revenues (i) with respect to this Agreement or the Notes or any of the transactions contemplated hereby or (ii) which, in the reasonable judgment of the Borrower, would have a Material Adverse Effect.

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, or for any purpose that violates or would be inconsistent with the provisions of Regulations T, U and X.

(i) The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(j) All information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this

Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(k) A copy of the most recent Annual Report (5500 Series Form), including all attachments thereto, filed with the Internal Revenue Service for each Plan, has been provided to the Administrative Agent and fairly presents the funding status of each Plan as of the date of each such Annual Report. There has been no deterioration in any single Plan’s funding status, or, collectively, all of the Plan’s funding status since the date of such Annual Report that could reasonably be expected to have a Material Adverse Effect. The Borrower has provided the Administrative Agent with a list of all Plans and Multiemployer Plans and all available information with respect to direct, indirect, or potential withdrawal liability to any Multiemployer Plan of the Borrower or any member of a Controlled Group.

(l) The Borrower and each of its Material Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Borrower or such Material Subsidiary (including, without limitation, ERISA and all Environmental Laws) and all of their respective Property, subject to the possible implications of the litigation and proceedings described in Schedule III and except to the extent failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(m) Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, duties, levies, imposts, deductions, assessments, fees or other charges or withholdings imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or those the failure to pay which, in the aggregate, would not have a Material Adverse Effect); and (i) no material tax liens have been filed and (ii) to the knowledge of the Borrower, no claims are being asserted with respect to any such taxes, fees or other charges that would, if assessed, have a Material Adverse Effect, other than as disclosed in Schedule III.

(n) As of the Closing Date, Schedule IV contains an accurate list of all of the presently existing Subsidiaries and Material Subsidiaries, setting forth their respective jurisdictions of incorporation and the percentage of their respective outstanding capital stock or other equity interests owned by the Borrower or other Subsidiaries and all of the issued and outstanding shares of capital stock or other equity interests of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

(o) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with all laws, rules and regulations (federal, state and local), and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions contemplated by the Loan Documents will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE 5

COVENANTS OF THE BORROWER

SECTION 5.01. Covenants. So long as any Commitment shall remain in effect and until payment in full of all amounts payable by the Borrower hereunder, unless the Majority Lenders shall otherwise consent in writing:

(a) Financial Statements. The Borrower will furnish to each Lender:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such year and of the related consolidated statements of operations, cash flows and changes in stockholders’ equity for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

(ii) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and of the related unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity of the Borrower and its Consolidated Subsidiaries for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form figures for the previous year, certified by a Responsible Officer (subject to normal year-end audit adjustments);

(iii) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate;

(iv) promptly upon the filing thereof, copies of all registration statements and annual and quarterly reports which the Borrower files with the Securities and Exchange Commission; and

(v) such other information relating to the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(b) Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances solely for its general corporate purposes; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c) Certain Notices.

(1) The Borrower will give notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Event of Default and (ii) any change in the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower by Moody’s S&P or Fitch, each such notice to be given promptly and in any event within five (5) days after occurrence thereof.

(2) Promptly after the Borrower, any member of a Controlled Group or any administrator of a Plan:

(i) receives the notification referred to in clauses (i), (iv) or (vii) of Section 6.01(h),

(ii) has knowledge of (A) the occurrence of a Reportable Event with respect to a Plan; (B) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in clauses (ii) and (vi) of Section 6.01(h); (C) any event which has occurred or any action which has been taken which could result in complete withdrawal, partial withdrawal, or secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in clause (vii) of Section 6.01(h); or (D) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States district court for, the appointment of a trustee for a Plan as referred to in clause (iii) of Section 6.01(h), or

(iii) files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan, the Borrower will furnish to the Administrative Agent a copy of any notice received, request or petition filed and agreement entered into; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; any notice, return or materials required to be filed with the Internal Revenue Service in connection with the event, action or filing; and a written statement of a Responsible Officer describing the event or the action taken and the reasons therefor.

(d) Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do all things necessary (if applicable) to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to remain in good standing or to maintain such authority may not reasonably be expected to have a Material Adverse Effect. The Borrower will continue to engage in its business substantially as conducted on the Closing Date, and, except where such failure may not reasonably be expected to have a Material Adverse Effect, will cause its Subsidiaries to continue to engage in their business substantially as conducted on the Closing Date.

(e) Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all material taxes, duties, imposts, deductions, assessments, fees and governmental charges, withholdings and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(f) Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property, in such amounts and covering such risks as is consistent with sound business practice for Persons in substantially the same industry as the Borrower or such Subsidiary, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

(g) Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including ERISA and applicable Environmental Laws), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees and agents with all laws, rules and regulations (federal, state and local).

(h) Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

(i) Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders (coordinated through the Administrative Agent), at their sole cost and expense (except that if an Event of Default has occurred and is continuing, the Borrower will indemnify the Administrative Agent and the Lenders against such cost and expense), to inspect any of the Property, corporate books and financial records of the Borrower and such Subsidiary, to examine and make copies of the books of account and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times during the Borrower’s normal business hours and intervals as the Lenders may designate.

(j) Merger. The Borrower will not, and will not permit any Material Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Material Subsidiary may merge into the Borrower or another Material Subsidiary and (b) the Borrower or any Material Subsidiary may merge or consolidate with any other Person, provided that (1) in the case of such a merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation and (2) in the case of such a merger or consolidation involving a Material Subsidiary, a Material Subsidiary shall be the continuing or surviving corporation, provided further that nothing herein shall be deemed to prohibit a merger or consolidation by a Subsidiary with or into another Person (other than the Borrower) in connection with an exchange or restructuring of bottling territories permitted under Section 5.01(n)(vii), and provided further that in each case, prior to and after giving effect to any such merger or consolidation, no Default or Event of Default shall exist.

(k) Preservation of Material Agreements. Except in connection with dispositions of assets or other transactions permitted by this Agreement, the Borrower will, and will cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all material agreements necessary for the conduct of the Borrower’s business, except where such failure to so use such commercially reasonable efforts could not reasonably be expected to have a Material Adverse Effect.

(l) Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on the Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i) the existing Liens listed in Schedule II hereto and other Liens existing on the Closing Date securing an obligation in an amount, in the case of each such obligation, of less than $5,000,000 (and extension, renewal and replacement Liens upon the same Property previously subject to such an existing Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien previously existing);

(ii) Liens arising from taxes, assessments, or claims described in Section 5.01(o) hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.01(o);

(iii) deposits or pledges to secure worker’s compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

(iv) Liens on Property securing all or part of the purchase price thereof (including without limitation Liens in respect of leases of personal or real Property) and Liens (whether or not assumed) existing in Property at the time of purchase thereof by the Borrower or a Subsidiary, as the case may be (and extension, renewal and replacement Liens upon the same property previously subject to a Lien described in this clause (iv), provided the amount secured by each Lien constituting such extension, renewal or replacement shall not exceed the amount secured by the Lien previously existing), provided that each such Lien is confined solely to the Property so purchased, improvements thereto and proceeds thereof;

(v) Liens resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

(vi) Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings diligently conducted and execution is stayed on all judgments resulting from any such proceedings;

(vii) zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a Property to, or materially impair its use in the business of, the Borrower or such Subsidiary; and

(viii) other Liens securing Indebtedness in an aggregate amount, as to all Liens under this clause (viii), not exceeding, when aggregated with the aggregate amount of Indebtedness permitted by Section 5.01(p)(ii), $100,000,000 at any time outstanding.

(m) [Intentionally Omitted].

(n) Asset Dispositions. The Borrower will not, and will not permit any Subsidiary to, sell, convey, assign, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this clause (n) as a “transaction” and any series of related transactions constituting but a single transaction), any of its Property, tangible or intangible, except:

(i) transactions (including sales of trucks, vending machines and other equipment) in the ordinary course of business;

(ii) transactions between Consolidated Subsidiaries or between the Borrower and Consolidated Subsidiaries;

(iii) any sale of real property not used in the current operations of the Borrower, provided that the aggregate proceeds of sales pursuant to this clause (iii) shall not exceed $25,000,000 in any fiscal year of the Borrower;

(iv) other sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, subject to prior approval in each case by the Majority Lenders;

(v) other sales, conveyances, assignments or other transfers or dispositions during any fiscal year of the Borrower of assets with a book value that do not exceed an aggregate of fifteen percent (15.0%) of the book value of Consolidated Total Assets of the Borrower (determined at the time of making such sale, conveyance, assignment or other transfer or disposition by reference to the Borrower’s financial statements most recently delivered pursuant to Section 5.01(a)(i) or (ii));

(vi) the sale for cash of any and all accounts receivable in a face amount not to exceed $50,000,000;

(vii) dispositions of Persons, assets, franchises and businesses after the Closing Date in connection with an exchange or restructuing of bottling territories; provided that on a pro forma basis after giving effect to any such restructuring of, or to any such disposition and the related acquisition of bottling territories by the Borrower or its Subsidiaries, the Borrower remains in compliance with the covenants set forth in Sections 5.01(q) and (r); and

(viii) transfers or dispositions for cash, other than as provided by clauses (i) through (vii) above, if on the date of the consummation thereof, if such date is prior to the Commitment Termination Date, the Revolving Credit Commitments are permanently reduced on such date by the amount equal to the cash proceeds of such transfers or dispositions less the amount of transaction costs and income taxes incurred by the Borrower or one of its Subsidiaries in connection with such transfer or disposition.

(o) Payment of Claims. The Borrower will, and will cause each Subsidiary to, pay or discharge any of the following described taxes, assessments, charges, levies, claims and liabilities which are material to the Borrower and its Subsidiaries when taken as a whole:

(i) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its Property or income;

(ii) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such Property; and

(iii) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such Property (other than Liens not forbidden by Section 5.01(l) hereof) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or in any insolvency proceeding or dissolution or winding-up involving the Borrower or such Subsidiary;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor and so long as such failure to pay or discharge does not have a Material Adverse Effect.

(p) Subsidiary Debt. Except as disclosed in Schedule V, the Borrower will not permit any Subsidiary to incur or permit to exist any Indebtedness except (i) Indebtedness to the Borrower or another Subsidiary and (ii) other Indebtedness in an aggregate amount not exceeding, when aggregated with the aggregate amount of Indebtedness permitted by Section 5.01(l)(viii), $100,000,000 at any time outstanding.

(q) Consolidated Cash Flow/Fixed Charges Ratio. The Borrower will not permit the Consolidated Cash Flow/Fixed Charges Ratio, as determined quarterly as of the last day of each fiscal quarter of the Borrower (and treating such fiscal quarter as having been completed), to be less than 1.5 to 1.0.

(r) Consolidated Funded Indebtedness/Cash Flow Ratio. The Borrower will not permit the Consolidated Funded Indebtedness/Cash Flow Ratio, as determined quarterly as of the last day of each fiscal quarter of the Borrower (and treating such fiscal quarter as having been completed), to exceed 6.0 to 1.0.

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of any LC Disbursement when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any Letter of Credit fees or Facility Fee or any other amount payable hereunder when due and such failure remains unremedied for three (3) Business Days; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b), (c)(1), (j), (q) or (r), (ii) the Borrower shall fail to perform or observe the covenant contained in Section 5.01(a) and such failure remains unremedied for five (5) Business Days or (iii) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure, in the case of this clause (iii), remains unremedied for thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or interest on any other Indebtedness which is outstanding in an aggregate principal amount of at least $50,000,000, or its equivalent in other currencies (in this clause (d) called “Material Indebtedness”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition with respect to it or its debts under any such law, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its Property, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;

(g) A Change in Control shall occur; or

(h) The Majority Lenders shall determine in good faith (which determination shall be conclusive) that the potential liabilities associated with the events set forth in clauses (i) through (vii) below, individually or in the aggregate, could have a Material Adverse Effect:

(i) The PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint, threat of filing a law suit or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, a Plan should be terminated or a trustee should be appointed for a Plan; or

(ii) Any action is taken to terminate a Plan pursuant to its provisions or the plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

(iii) Any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA; or

(iv) A return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under Section 6212 of the Code has been mailed, with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code; or

(v) A Reportable Event occurs with respect to a Plan; or

(vi) Any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination under Section 4041(e) of ERISA; or

(vii) The Borrower or any member of a Controlled Group receives a notice of liability or demand for payment on account of complete withdrawal under Section 4203 of ERISA, partial withdrawal under Section 4205 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets); or

(i) The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money, either singly or in the aggregate, in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) or (f) above (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the LC Cash Collateral Account, an amount equal to 103% of the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders. If at any time the Administrative Agent determines that any funds held in the LC Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the LC Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the LC Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the LC Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such LC Cash Collateral Account shall be returned to the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (v) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable, telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; (vi) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (vii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01); and (vii) shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

SECTION 7.03. JPMorgan and Affiliates. With respect to its Revolving Credit Commitment and the Advances made by it, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan in its individual capacity. JPMorgan and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if JPMorgan were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final-non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. Arrangers. Each Arranger, in its capacity as such, shall have no obligation or responsibility hereunder and shall not become liable in any manner hereunder to any party hereto.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent on behalf of the Majority Lenders; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lenders required by the following or by the Administrative Agent with the consent of such Lenders, do any of the following: (a) increase or extend the Revolving Credit Commitment of any Lender without the consent of such Lender, (b) reduce the principal of, or interest on, the Advances or any fees (other than the Administrative Agent’s fee referred to in Section 2.04(c)) or other amounts payable hereunder or under the other Loan Documents to any Lender without the consent of such Lender, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees (other than the Administrative Agent’s fee referred to in Section 2.04(c)) or other amounts payable hereunder in each case payable to a Lender without the consent of such Lender, (d) change the second sentence of Section 2.14(a) without the consent of each Lender, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Lenders or any of them to take any action hereunder without the consent of each Lender or (f) amend this Section 8.01 without the consent of each Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Banks, as applicable, under this Agreement (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and each Issuing Bank). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a), (b) or (c) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification. This Agreement and the agreement referred to in Section 2.04(c) and the Notes constitute the entire agreement of the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders and Lenders. Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 8.02. Notices, Etc.

(a) Subject to clauses (b) through (e) below, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered by hand:

(i) if to the Borrower:

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, NC 28211

Attention: Vice President & Treasurer

Telephone No.: (704) 557-4633

Telecopier No.: (704) 285-6780

(ii) if to the Administrative Agent or to JPMorgan as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, L2

Chicago, Illinois

Attention: Jonathan Dowdy

Telephone No.: (312) 732-1891

Telecopier No.: (888) 303-9732

(iii) if to any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Borrower and the Administrative Agent; and

(iv) if to any Lender, at the Domestic Lending Office of such Lender; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be deemed to have been duly given or made (i) in the case of hand deliveries, when delivered by hand, (ii) in the case of mailed notices, three (3) Business Days after being deposited in the mail, postage prepaid, and (iii) in the case of telecopier notice, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next Business Day), except that notices and communications to the Administrative Agent pursuant to Article 2 or 7 shall not be effective until received by the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Platform, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(b) The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Borrower agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR

RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes hereof. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto in any other manner specified herein.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse on demand (i) all reasonable costs and expenses of the Administrative Agent and each Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, (ii) (iii) all costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, each Issuing Bank and each of the Lenders), incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a). Such reasonable fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b) (i) The Borrower hereby agrees to indemnify the Administrative Agent, each Arranger, each Issuing Bank, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances or the Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, or (y) results from a claim brought by the Borrower against an Indemnified Party for breach in bad faith, or a material breach, of such Indemnified Party’s express obligations hereunder or (z) arises out of, or result from, any investigation, litigation or proceeding that does not involve an act or omission by the Borrower or any of the Borrower’s Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than in its capacity as the Administrative Agent, an Issuing Bank, an Arranger, a Co-Syndication Agent, a Documentation Agent or any other similar role with respect to the credit facility evidenced by this Agreement).

(ii) The Borrower hereby further agrees that (i) no Indemnified Party shall have any liability to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct and (ii) the Borrower will not assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or relating to this Agreement or the actual or proposed use of any Advance.

(c) If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance of a Lender is made on a day other than the last day of an Interest Period for such Advance as a result of any optional or mandatory prepayment, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than loss of profit) which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 8.05. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, provided that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Assignments and Participations.

(a) Each Lender may, with notice to and the consent of the Administrative Agent and the Issuing Banks and, unless an Event of Default shall have occurred and be continuing, the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof) (such consents not to be unreasonably withheld), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and its participations in Letters of Credit); provided that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement,

(ii) except in the case of an assignment by a Lender to one of its Affiliates or to another Lender, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (unless the Borrower and the Administrative Agent otherwise agree) be less than the lesser of (x) such Lender’s Revolving Credit Commitment hereunder and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof,

(iii) each such assignment shall be to an Eligible Assignee,

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and

(v) the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500.

Upon such execution, delivery, acceptance and recording, from and after the Closing Date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment) and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders, the Revolving Credit Commitment of, and principal amount (and stated interest) of the Advances owing to, each such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more Persons (other than any Ineligible Institution) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) in any proceeding under the Federal Bankruptcy Code in respect of the Borrower, such Lender shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in the name of such Lender (whether such rights or obligations are for such Lender’s own account or for the account of any participant), (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation and (vi) each participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment, provided that no participant shall be entitled to the benefits of Section 2.15 unless such participant complies with Section 2.15(e) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may, in connection with any permitted assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries or Affiliates furnished to such Lender by or on behalf of the Borrower.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, assign to an Affiliate of such Lender all or any portion of its rights (but not its obligations) under this Agreement.

SECTION 8.07. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court, in each case sitting in the Borough of Manhattan, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its Property service of the copies of the summons and complaint and any other process which may be served in any such legal proceedings brought in any such court, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09. Execution in Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts,

each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.10. Survival. The obligations of the Borrower under Sections 2.02(b), 2.12, 2.15 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading.

SECTION 8.11. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries or Affiliates pursuant to this Agreement in confidence and for use in connection with this Agreement (collectively, “Information”), including without limitation for use in connection with its rights and remedies hereunder, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding to which such Lender is a party and (f) to a proposed assignee or participant permitted under Section 8.06 which shall have agreed in writing to keep such disclosed confidential information confidential in accordance with this Section.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC

INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 8.13. Nonliability of Lenders; No Advisory or Fiduciary Responsibility. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender and neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 8.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COCA-COLA BOTTLING CO. CONSOLIDATED,
as the Borrower

By	/s/ Clifford M. Deal, III
Name: Clifford M. Deal, III
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Antje Focke
Name: Antje Focke
Title: Senior Underwriter

CITIBANK, N.A., individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By	/s/ Lisa Huang
Name:	Lisa Huang
Title:	Attorney-in-Fact

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By	/s/ Andrew G. Payne
Name:	Andrew G. Payne
Title:	Director

BRANCH BANKING AND TRUST COMPANY, individually as a Lender and as Documentation Agent

By	/s/ Kelly Attayek
Name:	Kelly Attayek
Title:	Banking Officer

Signature Page to Amended and Restated Credit Agreement

Coca-Cola Bottling Co. Consolidated

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “Rabobank Nederland” NEW YORK BRANCH, as a Lender

By	/s/ Stewart Kalish
Name:	Stewart Kalish
Title:	Executive Director

By	/s/ Van Brandenburg
Name:	Van Brandenburg
Title:	Executive Director

PNC Bank, NATIONAL ASSOCIATION, as a Lender

By	/s/ Jessica Fabrizi Sidhom
Name:	Jessica Fabrizi Sidhom
Title:	Vice President

SOUTH STATE BANK, as a Lender

By	/s/ Cutter D. Davis, Jr.
Name:	Cutter D. Davis, Jr.
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Coca-Cola Bottling Co. Consolidated

SCHEDULE I

Lenders and Commitments

Lender	Revolving Credit Commitment
JPMORGAN CHASE BANK, N.A.	$80,000,000
CITIBANK, N.A.	$80,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$80,000,000
BRANCH BANKING AND TRUST COMPANY	$50,000,000
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH	$20,000,000
PNC BANK, NATIONAL ASSOCIATION	$20,000,000
SOUTH STATE BANK	$20,000,000

Total	$350,000,000

SCHEDULE II

Existing Liens Securing Indebtedness,

in each case, of $5,000,000 or more

NONE

SCHEDULE III

Litigation

NONE

SCHEDULE IV

Subsidiaries

Entity’s Legal Name	Incorporated/ Organized	Ownership By	Percent Owned
Material Subsidiaries:

CCBCC Operations, LLC	DE	Coca-Cola Bottling Co. Consolidated	100%

Coca-Cola Ventures, Inc.	DE	Coca-Cola Bottling Co. Consolidated	100%

Piedmont Coca-Cola Bottling Partnership	DE	Coca-Cola Ventures, Inc.	77%

Red Classic Transportation Services, LLC	NC	Red Classic Services, LLC	100%

BYB Brands, Inc.	NC	Coca-Cola Bottling Co. Consolidated	100%

Other Subsidiaries:

CCBC of Wilmington, Inc.	DE	Piedmont Coca-Cola Bottling Partnership	100%

CCBCC, Inc.	DE	Coca-Cola Bottling Co. Consolidated	100%

Chesapeake Treatment Company, LLC	NC	CCBCC Operations, LLC	100%

Consolidated Beverage Co.	DE	Coca-Cola Bottling Co. Consolidated	100%

Consolidated Real Estate Group, LLC	NC	Coca-Cola Bottling Co. Consolidated	100%

Data Ventures, Inc.	NC	Coca-Cola Bottling Co. Consolidated	100%

Heath Oil Co., Inc.	SC	CCBCC Operations, LLC	100%

Tennessee Soft Drink Production Company	TN	CCBCC Operations, LLC	100%

TXN, Inc.	DE	Data Ventures, Inc.	100%

Swift Water Logistics, Inc.	NC	Coca-Cola Bottling Co. Consolidated	100%

Data Ventures Europe, BV	Netherlands	Data Ventures, Inc.	100%

Fast Forward Energy, Inc.	IN	BYB Brands, Inc.	60%

Equipment Reutilization Solutions, LLC	NC	CCBCC Operations, LLC	100%

Red Classic Services, LLC	NC	Coca-Cola Bottling Co. Consolidated	100%

Red Classic Equipment, LLC	NC	Red Classic Services, LLC	100%

Red Classic Transit, LLC	NC	Red Classic Transportation Services, LLC	100%

Red Classic Contractor, LLC	NC	Red Classic Transportation Services, LLC	100%

SCHEDULE V

Permitted Subsidiary Indebtedness

1. Lease Agreement, dated as of December 18, 2006, between the CCBCC Operations, LLC and Beacon Investment Corporation, related to the Borrower’s corporate headquarters and an adjacent office building in Charlotte, North Carolina.

2. Lease Agreement, dated as of December 15, 2000, between the Borrower and Harrison Limited Partnership One, related to the Snyder Production Center in Charlotte, North Carolina and a distribution center adjacent thereto. The Borrower reserves the right to assign this lease to a Subsidiary.

3. Lease Agreement, dated as of January 3, 2011, between the Borrower and Crown-Raleigh III, LLC, related to the Borrower’s sales distribution facility in Clayton, North Carolina. The Borrower reserves the right to assign this lease to a Subsidiary.

4. Lease Agreement, dated as of January 13, 2011, between the Borrower and DCT Mid South Logistics V LP, related to the Borrower’s sales distribution facility in LaVergne, Tennessee. The Borrower reserves the right to assign this lease to a Subsidiary.

EXHIBIT A

NOTICE OF BORROWING

JPMorgan Chase Bank, N.A., as Administrative

      Agent for the Lenders parties

      to the Credit Agreement

      referred to below

[10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Darren Cunningham]

[Date]

Ladies and Gentlemen:

The undersigned, Coca-Cola Bottling Co. Consolidated (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of October 16, 2014 (as from time to time amended, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     ,         .

(ii) The Type of Advances initially comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The amount of the Proposed Borrowing is $            .

[(iv) The initial Interest Period for each Advance made as part of the Proposed Borrowing is         month[s]]1.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding, in the case of a Borrowing after the initial Borrowing, the Excluded Representations) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

[1]	For Eurodollar Rate Advances only.

Exhibit A-1

(b) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default.

Very truly yours,

COCA-COLA BOTTLING CO. CONSOLIDATED

By
Title:

Exhibit A-2

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

Dated                     ,

Reference is made to the Amended and Restated Credit Agreement dated as of October 16, 2014 (as from time to time amended, the “Credit Agreement”) among Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                (the “Assignor”) and                 (the “Assignee”) agree as follows:

1. Effective on the Effective Date (as defined below), and subject to payment to the Assignor specified in Schedule 1, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Revolving Credit Revolving Credit Commitment and the Advances owing to the Assignor. After giving effect to such sale and assignment, the Assignee’s Revolving Credit Commitment and the amount of the Advances owing to the Assignee will be as set forth in Schedule 1.

2. Effective on the Effective Date, Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

[1]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

Exhibit B-1

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The Effective Date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, Letter of Credit fees and Facility Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Exhibit B-2

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Percentage assigned to Assignee	%

Assignee’s Revolving Credit Commitment	$

Aggregate outstanding principal
amount of Advances assigned	$

Consideration payable by
Assignee to Assignor	$

Effective Date (if other than
date of acceptance by
Administrative Agent)*	,

[NAME OF ASSIGNOR], as Assignor

By
Title:

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

[NAME OF ASSIGNEE], as Assignee

By
Title:

Domestic Lending Office:

Eurodollar Lending Office:

Accepted this day
of ,

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

CONSENTED TO:

COCA-COLA BOTTLING CO. CONSOLIDATED

By
Title:

EXHIBIT C

FORM OF OPINION OF SPECIAL COUNSEL TO THE BORROWER

Attached

October ____, 2014

JPMorgan Chase Bank, N.A., as Agent (as defined below)

10 South Dearborn Street, L2

Chicago, Illinois 60603

The Lenders identified on Schedule I attached hereto

Re:	Amended and Restated Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Borrower”), in connection with that certain Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of the date hereof, among the Borrower, the lenders named therein (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Agent”). This opinion letter is delivered to you pursuant to Section 3.01(d) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

In rendering this opinion, we have examined the following documents (items (a) and (b) below are referred to as the “Loan Documents”), all dated the date hereof unless otherwise indicated:

(a)	the Credit Agreement; and

(b)	the Notes.

We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such other records of the Borrower, certificates of public officials, officers of the Borrower, and other persons, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to our opinion, we have relied upon, and assumed without independent investigation the accuracy of, the representations made by the parties to the Loan Documents (other than those which are expressed as our opinions).

In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies. For the purposes of the opinions hereinafter expressed, we have further assumed (i) the legal capacity of all natural persons executing any Loan Document; (ii) that there is no oral or written statement or agreement, course of performance, course of dealing or usage of trade that modifies, amends or varies any of the terms of any Loan Document; (iii) that as to factual matters any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter, continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof; (iv) that there has been no mutual mistake of fact, or misrepresentation, fraud or deceit in connection with the execution, delivery, performance under, or transactions contemplated by, the Loan Documents; (v) due authorization, execution and delivery of the Loan Documents by all parties thereto other than the Borrower, and that each such Loan Document is

JPMorgan Chase Bank, N.A., as Agent

October ____, 2014

valid, binding and enforceable against all parties thereto other than the Borrower; (vi) that each of the parties to the Loan Documents other than the Borrower has the power and authority to execute and deliver the Loan Documents to which it is party, and to perform its obligations thereunder; (vii) that the execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder will not violate any of the terms, conditions or provisions of any law or regulation (other than any law or regulation of the State of North Carolina, the Delaware General Corporation Law or federal law or regulation), order, writ, injunction or decree of any governmental authority; and (viii) that if any party to any Loan Document other than the Borrower seeks to enforce its rights thereunder, such enforcement shall occur only under circumstances which are consistent with applicable law and provisions of the relevant Loan Document.

The opinions set forth herein are limited to matters governed by the laws of North Carolina, the Delaware General Corporation Law and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer admitted to practice law in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Borrower or the transactions contemplated in the Loan Documents. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:

(i) other than as expressly set forth in paragraph 8 below, federal and state securities laws and regulations;

(ii) Federal Reserve Board margin regulations;

(iii) pension and employee benefit laws and regulations;

(iv) federal and state antitrust and unfair competition laws and regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

(v) federal and state laws and regulations concerning document filing requirements and notice;

(vi) compliance with fiduciary duty requirements;

(vii) the statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether state-level, regional or otherwise;

(viii) fraudulent transfer laws;

(ix) federal and state environmental laws and regulations;

(x) federal and state tax laws and regulations;

(xi) federal and state land use and subdivision laws and regulations;

JPMorgan Chase Bank, N.A., as Agent

October ____, 2014

(xii) federal patent, copyright and trademark, state trademark, and other federal and state intellectual property laws and regulations;

(xiii) federal and state laws, regulations and policies concerning national and local emergency;

(xiv) state and federal regulatory laws or regulations specifically applicable to any entity solely because of the business in which it is engaged;

(xv) federal and state laws and regulations concerning the condition of title to any property, the priority of any security interest or lien, or the perfection of a lien or security interest in personal property; or

(xvi) laws, rules and regulations relating to money laundering and terrorist groups, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), Public Law 107-56, 115 Stat. 380 (October 26, 2001), as amended, Executive Order 13224, the Trading with the Enemy Act, 50 App. U.S.C. 1, et. seq., any similar or related law and the rules and regulations (temporary or permanent) promulgated under the foregoing or by the Office of Foreign Assets Control of the United States Department of Treasury, as each is amended from time to time.

Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. Based solely upon a good standing certificate issued by the Delaware Secretary of State, the Borrower is a corporation in good standing under the laws of the State of Delaware.

2. The Borrower has adequate corporate power to execute, deliver and perform its obligations under the Loan Documents.

3. The execution and delivery by the Borrower of the Loan Documents and the performance by it of its agreements under such documents have been duly authorized by all requisite corporate action on the part of the Borrower. The Borrower has duly executed and delivered the Loan Documents.

4. The Loan Documents provide that they shall be governed by, and construed in accordance with, New York law. If, notwithstanding such choice of law provision, a North Carolina court were to hold that any such Loan Document is governed by, and to be construed in accordance with, the internal laws of the State of North Carolina, such Loan Document would be, under the internal laws of the State of North Carolina, the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5. The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of its agreements under such documents, do not (a) violate the Borrower’s certificate of incorporation or bylaws, (b) violate any (i) North Carolina statute, rule or regulation, (ii) the Delaware General Corporation Law or (iii) any federal law or regulation, in each case that a lawyer

JPMorgan Chase Bank, N.A., as Agent

October ____, 2014

admitted to practice law in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Borrower or the transactions contemplated in the Loan Documents or (c) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under the agreements set forth on Schedule II hereto or cause the creation of any security interest or lien upon any of the property of the Borrower pursuant to any such agreements (except that we express no opinion with respect to matters which require the performance of a mathematical calculation or the making of a financial or accounting determination).

6. The Borrower is not required to obtain any consent, approval, authorization, or make any filing (a) with, any United States federal or State of North Carolina governmental or regulatory agency or (b) under the Delaware General Corporation Law, to authorize its execution and delivery of, or to make valid and binding, the Loan Documents, except for those (i) obtained or made prior to the date hereof and (ii) specified in the Loan Documents.

7. We do not represent the Borrower in any action, suit or proceeding before any court, governmental agency or arbitrator, pending or overtly threatened in writing against the Borrower, which seeks to affect the enforceability of any of the Loan Documents.

8. Based on the factual certifications in an officer’s certificate delivered to our firm in connection with this letter, the Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinion set forth in paragraph 4 is subject to the following qualifications:

(a) enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(b) enforcement of the Loan Documents is subject both to general principles of equity and to considerations of public policy, including the requirement that the parties thereto act with commercial reasonableness and in good faith to the extent required by applicable law, the application of which may deny certain rights and may be applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law. For purposes of this paragraph, the terms “general principles of equity” and “considerations of public policy” may include, but are not limited to, issues related to the right to or obligation of the appointment of a receiver in certain circumstances; the ability of an entity to appoint an attorney-in-fact; fiduciary obligations of attorneys-in-fact; the enforceability of usury savings clauses; the enforceability of confessions of judgment; waiver of procedural, substantive, or constitutional rights, including, without limitation, the right of statutory or equitable redemption; disclaimers or limitations of liability; waiver of defenses; waiver of acceleration rights through historical acceptance of late payments; the exercise of self-help or other remedies without judicial process; accounting for rent or sale proceeds; requirements of mitigation of damages; and enforcement of default interest provisions. Any provision waiving a right to jury trial is unenforceable as against public policy pursuant to N.C. Gen. Stat. § 22B-10;

JPMorgan Chase Bank, N.A., as Agent

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(c) the enforceability and availability of certain remedies, rights and waiver provisions may be limited or rendered ineffective by applicable law, although the inclusion of such provisions does not affect the validity or lien of any Loan Document as a whole, and subject to the other exceptions noted herein, there exist legally adequate remedies for the realization of the principal benefits afforded thereby;

(d) we call to your attention that N.C. Gen. Stat. § 6-21.2 sets forth the procedures and limitations applicable to the collection of attorneys’ fees and accordingly, any provision in the Loan Documents relating to the ability to collect attorneys’ fees upon default are subject to those limitations;

(e) we express no opinion as to the enforceability of any provision of the Loan Documents denying the holder of any lien inferior to the liens created by the Loan Documents the ability to require the Agent to marshal assets;

(f) we express no opinion as to the right to obtain a receiver, which determination is subject to equitable principles;

(g) we express no opinion with respect to any provision of the Loan Documents providing that the acceptance by the Agent of a past due installment or other performance by a party shall not be deemed a waiver of its right to accelerate the loan or other payment obligation. A North Carolina Court of Appeals has held that when the holder of a promissory note regularly accepted late payments, such holder is deemed to have waived its right to accelerate the debt because of late payments until it notifies the maker that prompt payments are again required. Driftwood Manor Investors v. City Federal Savings & Loan Association, 63 N.C. App. 459, 305 S.E. 2d 204 (1983);

(h) we express no opinion with respect to any provision of the Loan Documents which requires that any amendments or waivers to the Loan Documents must be in writing;

(i) we express no opinion as to the enforceability of any provision of the Loan Documents which directs the application of sale proceeds other than as required by N.C. Gen. Stat. § 25-9-615;

(j) we express no opinion with respect to any consent to venue, jurisdiction or service of process provisions;

(k) we express no opinion with respect to any choice of law provision;

(l) we express no opinion with respect to any severability provision;

(m) we express no opinion with respect to any provision of the Loan Documents purporting to require a party to pay or reimburse attorneys’ fees incurred by another party or to indemnify another party therefor which may be limited by applicable law and public policy;

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(n) we express no opinion with respect to any waiver of the statute of limitations contained in the Loan Documents;

(o) we express no opinion as to the enforceability of any provision in the Loan Documents that purports to excuse a party for liability for its own acts;

(p) we express no opinion as to the enforceability of any provision in the Loan Documents that purports to make void any act done in contravention thereof;

(q) we express no opinion with respect to any provision purporting to prohibit, restrict, or condition the assignment of rights to the extent such restriction on assignability is governed by the Uniform Commercial Code;

(r) we express no opinion as to the enforceability of any provision in the Loan Documents that purports to authorize a party to act in its sole discretion, that imposes liquidated damages, penalties, late payment charges or an increase in interest rate after default (in the event such late payment charges or increase in interest rate is deemed to be a penalty or is otherwise contrary to public policy) or that relates to evidentiary standards or other standards by which any of the Loan Documents is to be construed; and

(s) we express no opinion as to the enforceability of provisions of the Loan Documents providing for the indemnification of or contribution to a party with respect to such party’s own negligence or willful misconduct or where such indemnification or contribution is otherwise contrary to public policy.

Our opinion is rendered solely in connection with the transactions contemplated under the Loan Documents and may not be relied upon for any other purpose or in any manner by any person or entity other than the addressees hereof, except that we hereby consent to reliance hereon by any future assignee (collectively, the “Reliance Parties”) of your rights and obligations under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 8.06(a) of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, (iii) any such reliance by a Reliance Party must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the Reliance Party at such time, (iv) in no event shall any such assignee have any greater rights with respect hereto than did the addressees, and (v) our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations applicable hereto on the date hereof.

No copies of this opinion may be delivered or furnished to any other party other than a Reliance Party, nor may all or portions of this opinion be quoted, circulated or referred to in any other document without our prior written consent, except that copies of this opinion may be provided to any regulatory agency having supervisory authority over a Reliance Party and except that this opinion may be used in connection with the assertion of a defense as to which this opinion is relevant and necessary or in

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response to a court order or other legal process. The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events or change in applicable law that may occur subsequent to such date.

Very truly yours,

Schedule I

Lenders

JPMORGAN CHASE BANK, N.A.

CITIBANK, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION

Schedule II

Reviewed Agreements

Supplemental Indenture, dated as of March 3, 1995, between the Borrower and Citibank, N.A. (as successor to NationsBank of Georgia, National Association, the initial trustee)

5.30% Senior Notes due 2015

5.00% Senior Notes due 2016

7.00% Senior Notes due 2019

Third Amended and Restated Promissory Note, dated as of June 16, 2010, by and between the Borrower and Piedmont Coca-Cola Bottling Partnership

Amended and Restated Guaranty Agreement, effective as of July 15, 1993, made by the Borrower and each of the other guarantor parties thereto in favor of Trust Company Bank and Teachers Insurance and Annuity Association of America

Amended and Restated Guaranty Agreement, dated as of May 18, 2000, made by the Borrower in favor of Wachovia Bank, N.A.

Guaranty Agreement, dated as of December 1, 2001, made by the Borrower in favor of Wachovia Bank, N.A.

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of October 16, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Coca-Cola Bottling Co. Consolidated, certain Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Financial Officer of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this         day of                    , 20    .

EXHIBIT E

LIST OF CLOSING DOCUMENTS

COCA-COLA BOTTLING CO. CONSOLIDATED

CREDIT FACILITIES

October 16, 2014

LIST OF CLOSING DOCUMENTS1

A.         LOAN DOCUMENTS

1.	Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of $350,000,000.

SCHEDULES

Schedule I	—	Lenders and Commitments
Schedule II	—	Existing Liens Securing Indebtedness of $5,000,000 or more
Schedule III	—	Litigation
Schedule IV	—	Subsidiaries
Schedule V	—	Permitted Subsidiary Indebtedness

EXHIBITS

Exhibit A	—	Form of Notice of Borrowing
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Opinion of Special Counsel to the Borrower
Exhibit D	—	Form of Compliance Certificate of the Borrower
Exhibit E	—	List of Closing Documents

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.18(d) of the Credit Agreement.

B.         CORPORATE DOCUMENTS

3.	Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State of

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

Delaware, since the date of the certification thereof by such Secretary of State, (ii) the By-Laws or other applicable organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

4.	Good Standing Certificate for the Borrower from the Secretary of State of Delaware.

C.        OPINION

5.	Opinion of Moore & Van Allen, PLLC, counsel for the Borrower.

D.        CLOSING CERTIFICATES AND MISCELLANEOUS

6.	A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in Section 4.01 of the Credit Agreement are true and correct and (ii) no Default or Event of Default has occurred and is then continuing.